Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Jay Brown, CFO Fiona McKone, VP - Corporate Finance Crown Castle International Corp. 713-570-3050

CROWN CASTLE ANNOUNCES FINAL RESULTS OF CASH TENDER OFFER FOR 9.00% SENIOR NOTES DUE 2015

January 10, 2013 – HOUSTON, TX – Crown Castle International Corp. (“Crown Castle”) (NYSE:CCI) announced today the final results of its previously announced cash tender offer (“Tender Offer”) for any and all of its outstanding 9.00% Senior Notes due 2015 (CUSIP Number 228227 AZ 7) (“9% Notes”).  The Tender Offer expired at 11:59 p.m. (EST) on January 9, 2013 (“Expiration Date”).  The terms and conditions of the Tender Offer are described in the Offer to Purchase and related Letter of Transmittal dated December 11, 2012, distributed to holders of the 9% Notes.
In accordance with the terms of the Tender Offer, Crown Castle previously accepted for purchase approximately $515,458,000 aggregate principal amount of 9% Notes, which were validly tendered on or prior to 11:59 p.m. (EST) on December 24, 2012 (“Early Tender Date”).  An additional $839,000 aggregate principal amount of the 9% Notes have been validly tendered after the Early Tender Date but on or prior to the Expiration Date and accepted for purchase by Crown Castle in connection with the final settlement of the Tender Offer.  Holders who validly tendered their 9% Notes after the Early Tender Date but on or prior to the Expiration Date and whose 9% Notes were accepted for purchase will receive $1,032.30 per $1,000 principal amount of 9% Notes (plus accrued and unpaid interest), subject to the terms and conditions set forth in the Offer to Purchase and related Letter of Transmittal.
Acceptance of the 9% Notes for purchase was subject to the satisfaction or waiver of certain conditions as set forth in the Offer to Purchase and the related Letter of Transmittal.
On December 24, 2012, Crown Castle delivered to the holders of the 9% Notes a notice of redemption.  Accordingly, all of the remaining then outstanding 9% Notes (approximately $313,331,000 aggregate principal amount) will be redeemed on January 23, 2013.

News Release continued:

Crown Castle retained Morgan Stanley & Co. LLC, Barclays Capital Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated to serve as the dealer managers for the Tender Offer.
This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the 9% Notes.  The Tender Offer was made solely by means of the Offer to Purchase and related Letter of Transmittal dated December 11, 2012, and Crown Castle’s obligation to accept any 9% Notes tendered and pay the consideration for them is set forth solely therein.  In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Tender Offer is deemed to have been made on behalf of Crown Castle by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

About Crown Castle

Crown Castle owns, operates and leases towers and other infrastructure for wireless communications. Crown Castle offers significant wireless communications coverage to 92 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages approximately 30,000 and 1,700 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations.  Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.  The term “including,” and any variation thereof, means “including, without limitation.”